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                                  EXHIBIT 12.1

Collins & Aikman Corporation and Subsidiaries
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
(IN $ MILLIONS)


                                                                  QUARTER ENDING
                                                                     MARCH 31,
                                                               ---------------------
                                                                2004           2003
                                                               -------       -------
FIXED CHARGES
     Interest expense, net                                     $  40.2       $  36.5
     Interest income                                               0.2           0.1
                                                               -------       -------
        Interest expense, gross from continuing ops               40.4          36.6
     Capitalized interest                                           --            --
     Interest expense from discontinued operations                  --            --
                                                               -------       -------
        Total interest expense, gross(*)                          40.4          36.6
                                                               -------       -------
     Interest portion of rental expense                            7.8           3.4
     Pre-tax earnings required to cover preferred stock
       dividends and accretion                                    16.0          13.2
                                                               -------       -------
     FIXED CHARGES - C&A                                       $  64.2       $  53.2
                                                               =======       =======
     Pre-tax income from continuing operations                 $ (23.4)      $ (25.3)
     Minority interest in (income) loss of affiliates               --            --
     (Income) loss from equity investees                            --            --
                                                               -------       -------
        Total                                                    (23.4)        (25.3)
                                                               -------       -------
ADD:
     Fixed charges                                                64.2          53.2
     Distributed income of equity investees
SUBTRACT:
(A) Interest capitalized                                            --            --
                                                               -------       -------
     TOTAL EARNINGS                                               40.8          27.9
                                                               =======       =======
     RATIO OF EARNINGS TO FIXED CHARGES
     Dollar value of deficiency                                  (23.4)        (25.3)


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(*) - Includes amortization of debt issuance costs